Exhibit 99.2

Email to Fortress Employees from Fortress Principals

To: All Fortress

From: Pete, Wes and Randy

Re: Important Announcement

Dear Fortress Colleagues,

This evening, we announced that Fortress has entered a definitive agreement to be acquired by SoftBank Group Corp (“SBG”) and go private. SoftBank is an $85 billon company that is one of the world’s leading investors in technology and innovation and led by a true visionary, Masayoshi Son.

Historically, SoftBank made investments directly on their balance sheet- investments that including Japan Telecom, Sprint, Alibaba and Yahoo Japan. In October of last year, Masa announced that he was evolving his strategy in order to leverage the capital and resources of SoftBank by raising the $100 billion SoftBank Vision Fund.

Here at Fortress, with the help of all of you, we have built a tremendous worldwide platform of best in class investors and asset managers. When we began the firm nearly 20 years ago, we were a small company of 28 people and $400 million in capital. Today, we employ 1,100 people in 15 offices around the world managing over $70 billion in AUM. Ten years and a week ago we were the first alternative manager to go public. Now we are embarking on a new path – although similar to our original mission in many respects, we now embrace the opportunities and challenges of a worldwide market by joining forces with SoftBank.

This is a tremendously positive development for Fortress and all of our stakeholders.

Here are the highlights —

•	At closing, which we expect to occur this summer, our shareholders—including many Fortress employees—will receive $8.08 per share, a premium of 2 dollars over yesterday’s closing price.

•	We—Pete, Wes and Randy—will continue to lead Fortress, as we have since the beginning. We have signed 5 year employment contracts and have committed to invest 50% of our proceeds from this transaction directly in Fortress funds and vehicles. Rather than a “cash out” for us, this in a real sense is a “cash in.” We have never been more excited about the prospects for our business and with this transaction will once again be left to pursue our investment businesses as a private enterprise.

•	SoftBank is committed to maintaining our business model, personnel, processes, brand and culture—an approach that SoftBank has embraced throughout its history, with great success. Fortress will operate as an independent business within SoftBank, headquartered in New York.

On day one, we will become a part of one of the world’s most innovative, successful and ambitious companies, with resources far outstripping those of even our largest competitors. Scale matters, and all of us will benefit.

This is a great day for Fortress, and we look forward to the years ahead energized by the prospects for the Fortress team and our stakeholders. We thank all of you for being such a critical part of our success and we are very excited to embark on this new path together.

Pete, Wes and Randy

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are generally identified by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “approximately,” “predict,” “intend,” “plan,” “estimate,” “anticipate,” “opportunity,” “pipeline,” “comfortable,” “assume,” “remain,” “maintain,” “sustain,” “achieve” or the negative version of those words or other comparable words. Forward-looking statements are not historical facts, but instead represent only Fortress’s beliefs as of the date of this communication regarding future events, many of which, by their nature, are inherently uncertain and outside of Fortress’s control. Numerous factors could cause actual events to differ from these forward-looking statements, and any such differences could cause our actual results to differ materially from the results expressed or implied by these forward-looking statements. Such factors include but are not limited to the following: (1) Fortress may be unable to obtain shareholder approval as required for the proposed merger; (2) conditions to the closing of the merger, including the obtaining of required regulatory approvals, may not be satisfied; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Fortress may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) Fortress may be adversely affected by other economic, business, and/or competitive factors, including the net asset value of assets in certain of Fortress’s funds; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (9) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all; and (10) the risks described from time to time in Fortress’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in

other of Fortress’s filings with the SEC. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Fortress to predict or assess the impact of every factor that may cause its actual results to differ from those expressed or implied in any forward-looking statements.

Accordingly, you should not place undue reliance on any forward-looking statements contained in this communication, and you should not regard any forward-looking statement as a representation by Fortress or any other person that the future plans, estimates or expectations currently contemplated by Fortress will be achieved. Fortress can give no assurance that the expectations of any forward-looking statement will be obtained. Such forward-looking statements speak only as of the date of this communication. Fortress expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Fortress’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

Important Additional Information

In connection with the proposed merger, Fortress intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Fortress will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed merger. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT FORTRESS WILL FILE OR FURNISH WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed or furnished by Fortress with the SEC, may also be obtained for free at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by Fortress via Fortress’s Public Shareholders section of its website at www.fortress.com or by contacting Investor Relations.

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Fortress, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the shareholders of Fortress in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Fortress’s shareholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC.

Additional information regarding these individuals is set forth in Fortress’s proxy statement for its 2016 Annual Meeting of Shareholders, which was filed with the SEC on April 8, 2016, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 25, 2016. These documents (when available) may be obtained for free at the SEC’s website at www.sec.gov, and via Fortress Public Shareholders section of its website at www.fortress.com.